March 15, 2007

Alpharma Prices $300 Million of Convertible Senior Notes

Fort Lee, New Jersey   March 15, 2007   Alpharma Inc. (NYSE: ALO) announced that it has priced $300 million aggregate principal amount of Convertible Senior Notes due 2027 (the "Notes") in a public offering, pursuant to an effective registration statement filed with the Securities and Exchange Commission (SEC). The amount of the offering was increased from the previously announced $200 million aggregate principal amount and now does not include an over-allotment option.

The Notes will pay interest semiannually at a rate of 2.125% per year. The initial conversion price is approximately $32.60, reflecting a 35% premium over today's closing common stock price of $24.15.

Banc of America Securities LLC is the sole manager for the offering.

The registration statement relating to the Notes has been filed with the SEC. Copies of the prospectus can be obtained from Banc of America Securities LLC at the following address:

Banc of America Securities LLC
Capital Markets Operations (Prospectus Fulfillment)
100 West 33rd Street
New York, NY 10001

Alternatively, you may request the prospectus by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

The company expects to close the sale of the notes on March 20, 2007, subject to the satisfaction of customary closing conditions. Net proceeds of the offering are expected to be used primarily to fund future business development transactions and for general corporate purposes, including for working capital.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Alpharma press releases are also available at our website: http://www.alpharma.com.

Alpharma is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded pharmaceutical franchise in the chronic pain market with its morphine-based extended release KADIAN® product. In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

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